EXHIBIT 23.1
                                                                    ------------



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-82298, 333-34533, 333-50402, 333-67058, 333-109554 and 333-114724 of
MacroChem Corporation on Form S-3 and Registration Statement Nos. 33-48876, 33-85812, 333-28967 and 333-67080 of MacroChem Corporation on Form S-8 of our report dated March 24, 2005, (which report expresses an unqualified opinion and includes an exploratory paragraph referring to MacroChem Corporation's ability to continue as a going concern) relating to the financial statements of MacroChem Corporation appearing in the Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2004.


/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 24, 2005




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